UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2011

UNITED CONTINENTAL HOLDINGS, INC.

UNITED AIR LINES, INC.

CONTINENTAL AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-06033	36-2675207
Delaware	001-11355	36-2675206
Delaware	001-10323	74-2099724
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

77 W. Wacker Drive, Chicago, IL	60601
77 W. Wacker Drive, Chicago, IL	60601
1600 Smith Street, Dept. HQSEO, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

(312) 997-8000

(312) 997-8000

(713) 324-2950

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 22, 2011, United Continental Holdings, Inc. (“UAL”), United Air Lines, Inc. (“United”) and Continental Airlines, Inc. (“Continental” and, together with UAL and United, the “Company”) entered into a credit and guaranty agreement (the “Revolving Credit Facility”). United and Continental entered into the Revolving Credit Facility, as co-borrowers, with UAL, as guarantor, the lenders party thereto and Citibank, N.A., as administrative agent.

The Revolving Credit Facility provides that United and Continental may from time to time prior to January 30, 2015, borrow, repay and reborrow loans and have letters of credit issued in an aggregate amount outstanding at any time of up to $500 million. United and Continental have not made any drawings under the Revolving Credit Facility as of the date of this report. Any borrowings that United and Continental might in the future make under the Revolving Credit Facility are due on January 30, 2015, at which time the Revolving Credit Facility terminates. Borrowings under the Revolving Credit Facility bear interest at a variable rate equal to the London interbank offering rate, known as LIBOR, or another rate based on certain market interest rates, in each case plus a specified margin.

The obligations of United and Continental under the Revolving Credit Facility are secured by liens on certain take-off and landing rights of United and Continental at Newark Liberty International, LaGuardia and Ronald Reagan Washington National airports and certain of their other assets, including flight simulators and aircraft (the “Collateral”).

The Revolving Credit Facility includes affirmative and negative covenants that restrict the Company’s ability to, among other things, incur additional indebtedness, issue preferred stock or pay dividends. In addition, the Revolving Credit Facility requires the Company to maintain unrestricted cash and cash equivalents and unused commitments available under all revolving credit facilities (including the Revolving Credit Facility) aggregating not less than $3.0 billion and to maintain a minimum ratio of appraised value of Collateral to outstanding obligations under the Revolving Credit Facility of 1.67 to 1. If the Company does not meet the minimum collateral coverage ratio, it must either provide additional Collateral to secure its obligations under the Revolving Credit Facility or repay the loans under the Revolving Credit Facility by an amount necessary to maintain compliance with the collateral coverage ratio.

The Revolving Credit Facility contains events of default customary for similar financings. Upon the occurrence of an event of default, the outstanding obligations under the Revolving Credit Facility may be accelerated and become due and payable immediately. In addition, if certain change of control events occur with respect to UAL, each lender under the Revolving Credit Facility has the right to require the Company to repay any loan that it has made under the facility.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Revolving Credit Facility, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information described under Item 1.01 above “Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1*	Credit and Guaranty Agreement, dated December 22, 2011, among Continental and United, as co-borrowers, UAL, as parent and a guarantor, the subsidiaries of UAL party thereto other than the co-borrowers, as guarantors, the lenders party thereto, and Citibank, N.A., as administrative agent

*	Filed herewith electronically.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED CONTINENTAL HOLDINGS, INC.
UNITED AIR LINES, INC.
CONTINENTAL AIRLINES, INC.

	By:	/s/ Zane Rowe
	Name:	Zane Rowe
	Title:	Executive Vice President and Chief Financial Officer

Date: December 22, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Credit and Guaranty Agreement, dated December 22, 2011, among Continental and United, as co-borrowers, UAL, as parent and a guarantor, the subsidiaries of UAL party thereto other than the co-borrowers, as guarantors, the lenders party thereto, and Citibank, N.A., as administrative agent

*	Filed herewith electronically.